UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 29540


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                                  Anicom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    035250109
      --------------------------------------------------------------------
                                 (CUSIP Number)


                     March 11, 1998  and  September 25, 1998
      --------------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | |  Rule 13d-1(b)
     | |  Rule 13d-1(c)
     |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 Pages

                                  SCHEDULE 13G/A

CUSIP No. 035250109                                            Page 2 of 6 Pages

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Scott C. Anixter, individually and as custodian of (i) the Joey Elissa Anixter under Illinois Uniform Transfers to Minors Account No. 22-83397 and (ii) the Bari Michelle Anixter under Illinois Uniform Transfers to Minors Account No. 22-83396

--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                                                                        (b) |X|

--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States

--------------------------------------------------------------------------------
   NUMBER OF SHARES          5      SOLE VOTING POWER
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON
         WITH                               1,471,574(1)

                         -------------------------------------------------------
                             6      SHARED VOTING POWER
                                             0

                         -------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
                                             1,471,574(1)

                         -------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                             0

--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       1,471,574(1)

--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES*
                       No

--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       5.8%

--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
                       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 6 Pages

Item 1(a)         Name of Issuer:

                           Anicom, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           6133 North River Road
                           Suite 1000
                           Rosemont, Illinois 60018-5171

Item 2(a)         Name of Person Filing:

                           Scott C. Anixter

Item 2(b)         Address of Principal Business Office:

                           6133 North River Road
                           Suite 1000
                           Rosemont, Illinois 60018-5171

Item 2(c)         Citizenship:

                           United States

Item 2(d)         Title of Class of Securities:

                           Common Stock, par value $.001 per share

Item 2(e)         CUSIP Number

                           035250109

Item 3.  Type of Person:

                           Not Applicable







                                Page 3 of 6 Pages

Item 4.  Ownership:

                  (a)      Amount Beneficially Owned:

                           1,471,574(1)


                  (b)      Percent of Class:

                           5.8%


                  (c)      Number of shares as to which person has:

                           (i)      sole power to vote or to direct the vote:
                                    1,471,574(1)

                           (ii)     shared power to vote or to direct the
                                    vote:  0

                           (iii) sole power to dispose or to direct the disposition of: 1,471,574(1)

                           (iv) shared power to dispose or to direct the disposition of: 0






















                                Page 4 of 6 Pages

Item 5.  Ownership of Five Percent or less of a Class:

                           Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person:

                           Not Applicable

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the Parent Holding Company:

                           Not Applicable

Item 8.  Identification and Classification of Members of the
         Group:

                           Not Applicable

Item 9.  Notice of Dissolution of Group:

                           Not Applicable

Item 10. Certification:

                           Not Applicable



-----------------------------------------
(1) Includes: (a) 781,774 shares held by Anixter Enterprises, L.P., a limited partnership (the "Partnership"); and (b) 85,000 shares issuable upon the exercise of vested options. The general partner of the Partnership is a trust of which Mr. Anixter is the sole trustee.

















                                Page 5 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1999



                                                   /s/ SCOTT C. ANIXTER
                                                  ---------------------
                                                    Scott C. Anixter


























                                Page 6 of 6 Pages